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                                                                      EXHIBIT 23




                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in this registration statement of Parker Drilling Company on Form S-8 (File No. 33-57345, 333-59132, 333-70444, 333-41369, 333-84069 and 333-99187) and Form S-3 (File No. 333-36498) of our
report dated January 29, 2003, except for Note 17, as to which the date is September 19, 2003, on our audits of the consolidated financial statements and the financial statement schedule of Parker Drilling Company and its subsidiaries as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, which report is included in this Annual Report on Form 10-K/A.





/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Tulsa, Oklahoma
September 26, 2003